Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-169266

Prospectus

$85,000,000

Debt Securities, Common Stock, Preferred Stock, Warrants,
Depositary Shares and Units
and
2,418,276 Shares of Common Stock

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $85,000,000 any combination of debt securities, common stock, preferred stock, warrants, depositary shares and units. Also, selling securityholders identified in this prospectus may, from time to time, offer and sell up to an additional 2,418,276 shares of common stock. See “Selling Securityholders.”

We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We or any selling securityholders may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering.  We or any selling securityholders may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.  The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “LYTS.”

On September 23, 2010, the closing price of our common stock as reported by the NASDAQ Global Select Market was $5.75 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 28, 2010

TABLE OF CONTENTS
Page

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	3
INFORMATION INCORPORATED BY REFERENCE	3
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	5
LSI INDUSTRIES INC.	5
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	6
DESCRIPTION OF THE SECURITIES WE MAY OFFER	7
DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF COMMON STOCK	13
DESCRIPTION OF PREFERRED STOCK	14
DESCRIPTION OF WARRANTS	16
DESCRIPTION OF DEPOSITARY SHARES	18
DESCRIPTION OF UNITS	21
SELLING SECURITYHOLDERS	21
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	24
EXPERTS	24

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities which may be offered.  Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering.  The prospectus supplement may also add or update information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits) contains additional important information about us and the securities we may offer under this prospectus.  Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement.  We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC.  That registration statement and the other reports can be read at the SEC web site or at the SEC offices referenced below under the following heading.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or LSI refer to LSI Industries Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1−800−SEC−0330 for further information on the Public Reference Room.  Our Annual Report on Form 10−K, Quarterly Reports on Form 10−Q, and Current Reports on Form 8−K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities.  The registration statement, including the attached exhibits, contains additional relevant information about us and the securities.  This prospectus does not contain all of the information set forth in the registration statement.  You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.  The registration statement and the documents referred to below under “Information Incorporation by Reference” are also available on our Internet website, http://www.lsi-industries.com.  We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8−K that are not deemed “filed” pursuant to the General Instructions of Form 8−K):

•	our Annual Report on Form 10−K for the year ended June 30, 2010;

•	our Current Report(s) on Form 8−K filed on August 24, 2010 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•	the description of our common stock contained in our Registration Statement on Form 8−A as filed with the SEC on or about April 11, 1985.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC.  Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.  You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Investor Relations
LSI Industries Inc.
10000 Alliance Road
Cincinnati, Ohio 45242
Telephone:  (513) 372-3081

You may also access the documents incorporated by reference in this prospectus through our website at http://www.lsi-industries.com.  Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 1A in our Annual Report on Form 10-K for our most recent fiscal year, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC, as incorporated by reference in this prospectus.  Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  All statements in this prospectus and any accompanying prospectus supplement not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes”, “seeks”, “expects”, “may”, “should”, “intends”, “likely”, “targets”, “plans”, “anticipates”, “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves.  In addition, generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements are and will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference in this prospectus.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments and the other risk factors that are identified herein.  We do not undertake any obligation to publicly update or review any forward-looking statement.

LSI INDUSTRIES INC.

We are a leading provider of comprehensive corporate visual image solutions through the combination of extensive screen and digital graphics capabilities, a wide variety of high quality indoor and outdoor lighting products, and related professional services. We also provide graphics and lighting products and professional services on a stand-alone basis. Our company is the leading provider of corporate visual image solutions to the petroleum/convenience store industry. We use this leadership position to penetrate national retailers and multi-site retailers, including quick service and casual restaurants, eyewear chains, retail chain stores and automobile dealerships located primarily in the United States. In addition, we are a provider of digital solid-state LED video screens and LED specialty lighting to such markets or industries as sports stadiums and arenas, digital billboards, and entertainment. We design and develop all aspects of the solid-state LED video screens and lighting, from the electronic circuit board, to the software to drive and control the LEDs, to the structure of the LED product.

SEC filings, news releases, our Code of Ethics applicable to directors, officers and employees and other information may be accessed free of charge through our Internet site at

http://www.lsi-industries.com.  Other than the information specifically incorporated by reference in this prospectus, information on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include the repayment of outstanding debt.  Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities.  The specific allocations, if any, of the proceeds from the sale of any of the securities will be described in the prospectus supplement relating to the offering of the securities.

Unless otherwise indicated in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	FY 2010	FY 2009	FY 2008	FY 2007	FY 2006	FY 2005
Earnings
Pre-tax earnings	1,784	(14,403)	(10,691)	31,727	21,987	22,873
Fixed charges	942	874	975	1,935	862	1,037
Amortization of capitalized interest	0	0	0	0	2	2
Interest capitalized	0	0	0	0	0	0
	2,726	(13,529)	(9,716)	33,662	22,851	23,912

Fixed Charges
Interest costs	153	89	81	962	78	217
Amortization of debt issuance costs	0	0	0	0	0	0
Interest capitalized	0	0	0	0	0	0
Interest component of rental expense	789	785	894	973	784	820
	942	874	975	1,935	862	1,037

Ratio	2.89	-15.48	-9.97	17.40	26.51	23.06

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares and units.

This prospectus contains a summary of the general terms of the various securities that we may offer.  The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities.  The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered.  These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us.  Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description sets forth the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any applicable tax considerations and any general terms outlined in this section that will not apply to those debt securities.

Our senior debt securities are to be issued under a senior indenture between us and U.S. Bank National Association, as trustee, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our subordinated debt securities are to be issued under a subordinated indenture between us and U.S. Bank National Association, as trustee, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures” and each individually as an “indenture.”

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information regarding the terms and provisions of the indentures, including the definitions of some of the terms used below, and the debt securities. Wherever we refer to particular articles, sections or defined terms of an indenture, those articles, sections or defined terms are incorporated herein by reference. Whenever we refer to particular articles, sections or defined terms of an indenture, without specific reference to an indenture, those articles, sections or defined terms are contained in all indentures. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

If we had issued senior debt securities on June 30, 2010, we would have had no debt outstanding senior to the senior debt securities, no debt outstanding pari passu to the senior debt securities and no debt outstanding junior to the senior debt securities.  If we had issued subordinated debt securities on June 30, 2010, we would have had no debt outstanding senior to the subordinated debt securities, no debt outstanding pari passu to the subordinated debt securities and no debt outstanding junior to the subordinated debt securities.  As of June 30, 2010, the only outstanding indebtedness of our subsidiaries guaranteed by us was a $1,132,000 mortgage on the real estate of LSI ADL Technology Inc.  Any debt securities issued would be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the designation of the debt securities of the series;

•
any limit upon the aggregate principal amount of the debt securities of the series and any limitation on our ability to increase the aggregate principal amount after the initial issuance of the debt securities of that series;

•	the date or dates on which the principal of the debt securities of the series is payable (which date or dates may be fixed or extendible);

•
the annual rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, on which such interest shall be payable and on which a record shall be taken for the determination of holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

•	the place or places where principal of, premium, if any, and interest on debt securities of the series shall be payable;

•
our right, if any, to redeem debt securities of the series, in whole or in part, at our option and the period or periods within which, the price or prices at which and any terms and conditions upon which debt securities of the series may be so redeemed;

•
our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any mandatory redemption or at the option of a holder and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $1,000 and integral multiples of $1,000, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

•
whether the debt securities of the series or any portion thereof will be issuable as registered debt securities or unregistered debt securities (with or without coupons) (and if so, whether such debt securities will be issued in temporary or permanent global form), or any combination of the foregoing;

•	whether the debt securities of the series may be exchangeable for and/or convertible into our common stock or any other security;

•
whether and under what circumstances we will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	provisions, if any, for the defeasance of the debt securities of the series (including provisions permitting defeasance of less than all debt securities of the series);

•	any other events of default or covenants with respect to the debt securities of the series; and

•
any other terms of the debt securities of the series (which terms shall not be inconsistent with the provisions of this Indenture), and any requirement to have our subsidiaries guarantee the debt securities.

Events Of Default

You will have special rights if an “event of default” occurs, with respect to any series of debt securities, and is not cured, as described later in this subsection.  Under the indenture, the term “event of default” means any of the following:

•	we do not pay the principal on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•
we remain in breach of any covenant or warranty described in the indenture for 90 days after we receive a notice stating it is in breach, which notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities;

•
we or one of our significant subsidiaries fails to pay an amount of indebtedness totaling more than $25,000,000 in principal amount, our obligation to repay is accelerated by its lenders, and this payment obligation remains accelerated for 30 days;

•
we or one of our significant subsidiaries fails to pay an amount of indebtedness totaling more than $25,000,000 in principal amount when due, and this payment obligation remains accelerated for 30 days;

•
we become subject to one or more final, non-appealable judgments, orders or decrees (not covered by insurance) requiring payments of more than $25,000,000 and such judgments, orders or decrees remain unsatisfied for 60 days during which a stay of enforcement has not been in effect; or

•	certain events of bankruptcy, insolvency or reorganization.

For purposes of the indentures, a “significant subsidiary” means a subsidiary meeting any of the conditions set forth in Rule 405 promulgated under the Securities Act.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured (if a cure period is provided for), the trustee or the direct holders of 25% in principal amount of the outstanding debt securities may declare the entire principal amount of all the debt securities of that series to be due and immediately payable.  This is called a “declaration of acceleration of maturity.”

Except in cases of default, whereby a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from costs, expenses and liability (called an “indemnity”).  If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee.  These majority direct holders may also direct the trustee in performing any other action under the indenture.

In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•
the direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action in its own name as trustee because of the default, and must offer reasonable indemnity to the trustee against the costs, expenses and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•
the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Modification

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indentures or your debt securities without your specific approval.  Following is a list of those types of changes:

•	change the payment due date;

•	reduce any amounts due on a debt security;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	waive a default in payment on a debt security;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote

The second type of change to the indentures and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected.  With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change does not require any vote by direct holders of debt securities.  This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Consolidation, Merger And Sale Of Assets

We may consolidate or merge with or into another entity, and we may sell or lease substantially all of our assets to another entity if the following conditions, among others, are met:

•
where we merge out of existence or sell or lease substantially all our assets, the other entity must be a corporation organized and validly existing under the laws of the United States or any jurisdiction of the United States, and it must agree to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

Form, Exchange, Registration And Transfer

Generally, we will issue debt securities only in registered global form.  See “Global Securities” below.  However, if specified in the prospectus supplement, we may issue certificated securities in definitive form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.  This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee.  The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities.  We may appoint another entity or perform this role itself.  The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.”  It will also perform transfers.  You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer.  The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing.  We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or its nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•           the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	we elect for any reason in our sole discretion to issue certificated debt securities in exchange for all of any portion of the global debt securities; or

•	any other circumstances described in a prospectus supplement occur.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

U.S. Bank National Association acts as trustee under each of the senior debt indenture and the subordinated debt indenture.  U.S. Bank National Association also acts as Escrow Agent under an escrow agreement entered into in connection with our July 2009 acquisition of ADL Technology Inc.  See “Selling Securityholders” below.

DESCRIPTION OF COMMON STOCK

This section summarizes the general terms of the common stock that we may offer.  The prospectus supplement relating to the common stock offered will set forth the number of shares offered, the initial offering price and recent market prices, dividend information and any other relevant information.  The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our Articles of Incorporation and Amended and Restated Code of Regulations and to the provisions of the Ohio Revised Code.

The total number of authorized shares of common stock is 40,000,000.  Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders have the right to cumulate their votes in the election of directors.

Holders of common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares or debt securities.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

As of September 23, 2010, we had 24,038,256 shares of common stock outstanding.  Shares of common stock carry no conversion or subscription rights and are not subject to redemption.  All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities will be, fully paid and non-assessable.

Our common stock is listed on the NASDAQ Global Select Market and trades under the symbol “LYTS.”  Our registrar and transfer agent is Computershare Trust Company, N.A.

Provisions Affecting Business Combinations

Our Articles of Incorporation require approval by 66-2/3% of the voting power of disinterested shareholders for any business combination between an interested shareholder and us for five years after such party became an interested shareholder. An interested shareholder is one beneficially owning 15% or more of the voting power. Business combinations include mergers, sales of assets and similar transactions. Our Articles of Incorporation also require any person who becomes an interested shareholder to offer to purchase all of our voting securities and securities convertible into or constituting warrants or options to purchase our voting securities within 25 days after achieving 15% ownership. The price to be paid would be the higher of the highest price paid by the interested shareholder in acquiring such beneficial ownership or the highest trading price during the 45 day period commencing 70 days prior to the date that such person became an interested shareholder. These provisions are not applicable if the proposed business combination is approved prior to its consummation by a majority of disinterested directors or if the transaction by which a person becomes an interested shareholder is approved at any time prior to that time by a majority of disinterested directors.

We are also subject to Chapter 1704 of the Ohio Revised Code which prohibits us from entering into transactions with persons owning 10% or more of our outstanding voting power for at least three years after attaining 10% ownership unless the Board of Directors has approved the acquisitions of shares resulting in such ownership. We are also subject to §1701.831 of the Ohio General Corporation Law requiring shareholder approval of acquisitions by persons beyond 20%, 33-1/3% and 50% of our voting power. Ohio Revised Code §1707.043 requires a person or entity making a proposal to acquire control of us to repay us any profits made from trade in our stock within 18 months after making the control proposal.

These provisions of our Articles of Incorporation and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the Board of Directors, either to discourage a hostile takeover or to enable the Board of Directors to negotiate a higher price than may be initially proposed in any such situation.

The vote of holders of 66-2/3% of all outstanding shares of common stock is required to amend our Articles of Incorporation and to approve mergers, reorganizations, and similar transactions.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms which will be disclosed in a prospectus supplement.  You should read the particular terms of any series of preferred stock that we offer, which we will describe in more detail in any prospectus supplement relating to such series.  You should also read the more detailed provisions of our Articles of Incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you.  The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement.  The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock.  As of the date of this prospectus, we have not issued any shares of preferred stock.  Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in our Articles of Incorporation.

Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to our Articles of Incorporation.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future.  Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.  Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and its subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends.  The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock.  Dividends will be payable to holders of record of preferred stock as they appear on our books.  Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata.  A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends.  Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences.  Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

If we issue voting preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders.  If we issue non-voting preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law.  The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus.  We may issue warrants independently or together with other securities that may be attached to or separate from the warrants.  We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants.  The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.  The following describes certain general terms and provisions of debt warrants or common stock warrants we may offer.  We will set forth further terms of the debt warrants, common stock warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

Common Stock Warrants

The applicable prospectus supplement will describe the terms of any common stock warrants, including the following:

•	the title of such warrants;
•
the offering price of such warrants, which we may distribute proportionately free of charge to our shareholders (in the applicable prospectus supplement, we may refer to warrants distributed proportionately free of charge to our shareholders as rights to purchase our common stock and any securities not taken by our shareholders may be reoffered to the public);

•	the aggregate number of such warrants;
•	the designation and terms of the common stock purchasable upon exercise of such warrants;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;
•	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of certain United States federal income tax considerations;
•	the identity of the warrant agent for the warrants; and
•	the anti-dilution provisions of the warrants, if any.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants;
•	the offering price for the debt warrants;
•	the aggregate number of the debt warrants;
•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;
•	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;
•	if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;
•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;
•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;
•	information with respect to book-entry procedures, if any;
•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of certain United States federal income tax considerations;
•	the identity of the warrant agent for the warrants;
•	the anti-dilution provisions of such debt warrants, if any;
•	the redemption or call provisions, if any, applicable to such debt warrants; and
•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms, which will be disclosed in the applicable prospectus supplement.  The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered.  The following description and any description in a prospectus supplement may not be complete and are subject to, and qualified in their entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Depositary Shares

We may offer depositary shares evidenced by depositary receipts.  Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depositary.  The fraction or the multiple of a share of preferred stock, which each depositary share represents, will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as its preferred stock depositary.  We will name the depositary in the applicable prospectus supplement.  Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share.  These rights include any applicable dividend, voting, redemption, conversion and liquidation rights.  The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.  Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement.  Partial shares of preferred stock will not be issued.  If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.  Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock.  Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder.  The depositary will distribute only whole U.S. dollars and cents.  The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution.  If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by we on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary.  The depositary will then redeem the depositary shares using the funds it received from us for the preferred stock.  The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share.  Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends.  If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable method as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding.  Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.  To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary.  Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders.  The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock.  The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares.  For instructions to be valid, the depositary must receive them on or before the date specified.  To the extent possible, the depositary will vote the shares as instructed by the holder.  We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holder of the depositary shares representing those shares.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt at any time.  However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the affected depositary shares then outstanding.  We will make no amendment that impairs the right of any holder of depositary shares, as described above under “– Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law.  If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.  We may also terminate the deposit agreement at any time we wish with at least 60 days prior written notice to the depositary.  If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date.  Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will pay all charges of the depositary in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred stock by holders of the depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary receipts will pay other taxes and governmental charges and any other charges provided in the deposit agreement to be payable by them.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will expressly limit our obligations and the obligations of the depositary.  It will also limit our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct; and

•
we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so.  In addition, we may remove the depositary at any time.  Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Reports to Holders

We will deliver all required reports and communications to holders of the offered preferred stock to the depositary, and it will forward those reports and communications to the holders of depositary shares.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

SELLING SECURITYHOLDERS

The selling securityholders include the following persons, each of whom hold shares of common stock issued in July 2009 in connection with our acquisition of ADL Technology Inc., a privately owned company headquartered in Columbus, Ohio:  David T. Feeney (371,913 shares); Kevin A. Kelly (998,882 shares); and Craig A. Miller (1,047,481 shares).  Under the terms of the ADL Technology acquisition, 1,372,062 of the shares of common stock issued to these selling securityholders were deposited in escrow and are subject to forfeiture in order to satisfy claims arising as a result of breaches of certain representations and warranties or covenants.  After an initial eighteen month period, assuming no claims have been made with respect to escrowed amounts, one-half of the escrowed shares and any proceeds from sales thereof will be distributed to these selling securityholders and after a two year period any remaining escrowed shares and any proceeds from sales thereof will be distributed to these selling securityholders.  If these selling securityholders sell all of these shares, they will not own any shares of LSI common stock.

The prospectus supplement for any offering of the common stock by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the nature of any position, office or other material relationship which each selling stockholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares held by each of the selling securityholders before and after the offering;

•	the percentage of the common stock held by each of the selling securityholders before and after the offering; and

•	the number of shares of our common stock offered by each of the selling securityholders.

PLAN OF DISTRIBUTION

We and the selling securityholders may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, we and any selling securityholder may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and any applicable prospectus supplement, sell securities covered by this prospectus and any applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions.  We and the selling securityholder may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement.

Any applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers, agents or guarantors and the amounts of securities underwritten or purchased by each of them, if any;

•	any material relationship with the underwriter and the nature of such relationship, if any;

•
the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions, or concessions or other items constituting compensation allowed, re-allowed or paid to underwriters, dealers or agents, if any;

•	any securities exchanges on which the securities may be listed, if any; and

•	the manner in which results of the distribution are to be made public, and when appropriate, the manner for refunding any excess amount paid (including whether interest will be paid).

Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and the selling securityholders may sell the securities through agents from time to time. If required by applicable law, any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We and the selling securityholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any applicable prospectus supplement or other prices pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in any applicable prospectus supplement, and any applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in any applicable prospectus supplement.

We may sell equity securities in an offering “at the market,” as defined in Rule 415 under the Securities Act of 1933. A post-effective amendment to this Registration Statement will be filed to identify the underwriter(s) at the time of the take-down for “at the market” offerings.

Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

EXPERTS

The financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended June 30, 2010 incorporated by reference in this prospectus and elsewhere in the registration statements have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements and the related financial statement schedule as of June 30, 2009, and for each of the two years in the period then ended, included in our Annual Report on Form 10-K and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of accounting for uncertainty in income taxes in Financial Accounting Standards Board Accounting Standards Codification Topic No. 740, Income Taxes, on July 1, 2007), which is included and incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.